Exhibit 10.11
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
WEBBANK
and
LENDINGCLUB CORPORATION
LOAN ACCOUNT PROGRAM AGREEMENT
Dated as of December 10, 2007

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SCHEDULES AND EXHIBITS

SCHEDULE 1	Definitions

EXHIBIT A	The Program

EXHIBIT B	Credit Policy

EXHIBIT C	Form of Application

EXHIBIT D	Loan Account Documentation

EXHIBIT E	Sample Funding Statement

EXHIBIT F	Insurance Requirements

EXHIBIT G	Program Compliance Manual

EXHIBIT H	Third-Party Service Contractors

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THIS LOAN ACCOUNT PROGRAM AGREEMENT (this “Agreement”), dated as of December 10, 2007 (“Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and LENDINGCLUB CORPORATION, a Delaware corporation, having its principal location in Sunnyvale, California (“Company”).
WHEREAS, Company is in the business of providing certain services necessary for the origination of consumer installment loans;
WHEREAS, Bank is in the business of originating various types of consumer loans, including installment loans; and
WHEREAS, the Parties desire to develop a program pursuant to which Company will market, and Bank will originate, installment loans for qualifying consumers identified by Company.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company mutually agree as follows:
1.	Definitions. The terms used in this Agreement shall be defined as set forth in Schedule 1.
2.	Marketing of the Program and Loan Accounts. At its own cost, Company shall promote and market the Program and the Loan Accounts using any form of media determined to be appropriate by Company. Bank agrees that Company may refer to Bank and the Program in promotional and marketing materials, including marketing scripts, upon the condition that any references to the Bank and/or the Program in any such materials must receive the prior written approval of Bank, which approval shall not to be unreasonably withheld or delayed. Company shall ensure that all promotional and marketing materials shall be accurate and not misleading in all material respects. Company shall ensure that all promotional and marketing materials and strategies comply with Applicable Laws.
3.	Extension of Credit. Company acknowledges that approval of an Application creates a creditor-borrower relationship between Bank and Borrower which involves, among other things, the disbursement of Loan Proceeds. Nothing in this Agreement shall obligate Bank to extend credit to an Applicant or disburse Loan Proceeds if Bank determines that doing so would be an unsafe or unsound banking practice. Bank shall use reasonable commercial efforts to provide Company prior notice of a decision not to extend credit to an Applicant or disburse Loan Proceeds in reliance on the preceding sentence and, in all instances where Bank does not provide such prior notice, Bank shall provide Company prompt notice after making a decision not to extend credit to an Applicant or disburse Loan Proceeds in reliance on the preceding sentence.

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4.	Consumer Documents and Credit Policy. The following documents, terms and procedures (“Consumer Finance Materials”) that have been approved by Bank and that will be used by Bank initially with respect to the Loan Accounts are attached to this Agreement: (i) Program description (financial terms of Loan Accounts) as Exhibit A; (ii) Credit Policy as Exhibit B; (iii) form of Application, including disclosures required by Applicable Law, as Exhibit C; and (iv) form of Loan Account Agreement, privacy policy and privacy notices, and all other Applicant and Borrower communications as Exhibit D. The Consumer Finance Materials shall not be changed without the prior written consent of both Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Bank may change the Consumer Finance Materials upon written notice provided to Company but without Company’s prior written consent, to the extent that such change is required by Applicable Laws or necessitated by safety and soundness concerns. The Parties acknowledge that each Loan Account Agreement and all other documents referring to the creditor for the Program shall identify the Bank as the creditor for the Loan Accounts. Company shall ensure that the Consumer Finance Materials comply with Applicable Laws.

5.	Loan Account Referral, Processing and Origination.
(a)	Company shall solicit Applications from Applicants and shall process such Applications on behalf of Bank (including retrieving credit reports) to determine whether the Applicant meets the eligibility criteria set forth in the Credit Policy, which shall incorporate Bank’s Office of Foreign Assets Control screening procedures and USA PATRIOT Act Customer Identification Program requirements. Company shall respond to all inquiries from Applicants regarding the application process.
(b)	Company shall forward to Bank mutually agreed information including name, address, social security number and date of birth, regarding Applicants who meet the eligibility criteria set forth in the Credit Policy. Company shall have no discretion to override the Credit Policy with respect to any Applications.
(c)	Subject to the terms of this Agreement, Bank shall establish Loan Accounts with respect to Applicants who meet the eligibility criteria set forth in the Credit Policy.
(d)	Pursuant to procedures mutually agreed to by the Parties, Company shall deliver adverse action notices to Applicants who do not meet Credit Policy criteria or are otherwise denied by Bank.
(e)	Company shall deliver Program privacy notices and Loan Account Agreements to Borrowers.
(f)	Company shall hold and maintain, as custodian for Bank, all documents of Bank pertaining to Loan Accounts. Company shall periodically provide copies of such documents to Bank, as mutually agreed to by the Parties, but no less frequently than monthly.
(g)	Company shall perform the obligations described in this Section 5 and deliver any customer communications to Applicants and Borrowers as necessary to carry on the Program, all at Company’s own cost and in accordance with Applicable Law.

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6.	Funding Account.
(a)	Prior to the establishment of Loan Accounts under the Program, Company shall deposit [*] dollars ($[*]) into the Funding Account.
(b)	On each Funding Date, by 12:00 p.m. Mountain Time, Company shall ensure that the balance of the Funding Account is greater than or equal to the Funding Amount on such Funding Date. If the balance of the Funding Account is not equal to or greater than the Funding Amount by 12:00 p.m. Mountain Time, Bank may, but shall have no obligation to, deduct the amount of the deficiency from the Collateral Account and deposit such amount into the Funding Account.
(c)	On any Funding Date, if the balance of the Funding Account exceeds the Funding Amount for such Funding Date, at the request of Company, such excess shall be transferred by Bank into a deposit account established by Company at Bank.
(d)	Bank shall release any funds remaining in the Funding Account four (4) Business Days after the latter of termination of this Agreement or, if the Agreement terminates pursuant to Section ll(e), the end of the period described in Section 11(f).
7.	Funding of Loans.
(a)	Company will provide a Funding Statement to Bank by e-mail or as otherwise mutually agreed by the Parties by 12:00 p.m. Mountain Time on each Funding Date. Each Funding Statement shall identify those Applicants whose Applications satisfy the requirements of the Credit Policy and with respect to whom Company requests that Bank establish Loan Accounts, and provide the Funding Amount and instructions for the disbursement of all Loan Proceeds to be disbursed by Bank on such Funding Date. The Funding Statement shall be in the form of Exhibit E.
(b)	By 4:00 p.m. Mountain Time on each Funding Date, Bank shall disburse Loan Proceeds to Borrowers from the Funding Account in accordance with the Funding Statement.
(c)	The obligation of Bank to disburse Loan Proceeds, as provided in Section 7(b), is subject to the satisfaction of the following conditions precedent immediately prior to each disbursement of Loan Proceeds by Bank:
(1)	the balance of the Funding Account shall be equal to or greater than the Funding Amount for such Funding Date;
(2)	the representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects at the time of or prior to each disbursement of Loan Proceeds by Bank as though made as of the time Bank disburses such Loan Proceeds; and
(3)	the obligations of Company set forth in the Program Documents to be performed prior to each disbursement of Loan Proceeds by Bank shall have been performed prior to each such disbursement.

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8.	Representations and Warranties.
(a)	Bank hereby represents, warrants or covenants, as applicable, to Company as of the Effective Date that:
(1)	Bank is an FDIC-insured Utah-chartered industrial bank, duly organized, validly existing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized, and are not in conflict with and do or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;
(2)	All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained (other than those required to be made to or received from Borrowers and Applicants);
(3)	This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)	There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Bank pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it; provided, however, that Bank makes no representation or warranty regarding the examination of Bank by the FDIC or the Utah Department of Financial Institutions, or any actions resulting from such examination;

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(5)	Bank is not Insolvent;
(6)	The execution, delivery and performance of this Agreement by Bank comply with Utah and federal banking laws specifically applicable to Bank’s operations; provided that Bank makes no representation or warranty regarding compliance with Utah or federal banking laws relating to consumer protection, consumer lending, usury, loan collections, anti-money laundering or privacy;
(7)	The Proprietary Materials Bank licenses to Company pursuant to Section 13, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Bank has the right to grant the licenses set forth in Section 13 below; and
(8)	Bank shall maintain data security and disaster recovery protections that are at least as consistent with industry standards for the consumer lending industry.
(b)	Company hereby represents and warrants to Bank as of the Effective Date that:
(1)	Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any material indenture, loan, or agreement to which Company is a party;
(2)	All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;
(3)	This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

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(4)	There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Company pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, or (v) would have a materially adverse financial effect on Company or its operations if resolved adversely to it;

(5)	Company is not Insolvent;
(6)	The execution, delivery and performance of this Agreement by Company, the Consumer Finance Materials and the promotional and marketing materials and strategies shall all comply with Applicable Laws;
(7)	The Proprietary Materials Company licenses to Bank pursuant to Section 13, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Company has the right to grant the license set forth in Section 13 below; and
(8)	Company shall comply with Title V of the Gramm-Leach-Bliley Act and the implementing regulations of the FDIC, including but not limited to applicable limits on the use, disclosure, storage, safeguarding and destruction of Applicant information, and shall maintain data security and disaster recovery protections that are at least as consistent with industry standards for the consumer lending industry.
(c)	Company hereby represents and warrants to Bank as of each Funding Date that:
(1)	For each Loan Account and each disbursement of Loan Proceeds: (i) to the best of Company’s knowledge, all information in the related Application is true and correct; (ii) the Loan Account is fully enforceable and all required disclosures to Borrowers have been delivered in compliance with Applicable Law; (iii) the Loan Account Agreement and all other Loan Account documents are genuine and legally binding and enforceable, conform to the requirements of the Program and were prepared in conformity with the Program Compliance Manual; (iv) all necessary approvals required to be obtained by Company have been obtained; (v) nothing exists that would prohibit the sale of the Loan Accounts by Bank to Company, provided that Bank has taken no action (independent of action taken by Company on Bank’s behalf) that would prohibit the sale of the Loan Accounts by Bank to Company; and (vi) Bank is the sole owner of the Loan Accounts prior to the sale of the Loan Accounts to Company, provided that Bank has taken no action (independent of action taken by Company on Bank’s behalf) that diminishes Bank’s ownership rights in the Loan Accounts;

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(2)	Each Borrower listed on a Funding Statement is eligible for a Loan Account under the Credit Policy; and each Borrower has submitted an electronically executed Application; and
(3)	The information on each Funding Statement is true and correct in all respects.
(d)	The representations and warranties of Bank and Company contained in this Section 8, except those representations and warranties contained in subsections 8(a)(4) and 8(b)(4), are made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsections 8(a)(4) and 8(b)(4) is instituted or threatened against either Party, such Party shall promptly notify the other Party of the pending or threatened investigation or proceeding.
9.	Other Relationships with Borrowers.
(a)	Separate from the obligation to market Loan Accounts offered by Bank, and subject to the Program privacy policy and Applicable Law, Company shall have the right, at its own expense, to solicit Applicants and/or Borrowers with offerings of other goods and services from Company and parties other than Bank, provided, however, that in the event that Company uses Bank’s name and/or Proprietary Materials in connection with such offerings, Company shall obtain Bank’s prior approval for such use.
(b)	Except as necessary to carry out its rights and responsibilities under this Agreement and the Loan Sale Agreement, Bank shall not use Applicant and/or Borrower information and shall not provide or disclose any Applicant and/or Borrower information to any Person, except to the extent required to do so under Applicable Law or legal process.
(c)	Notwithstanding subsection 9(b), (i) Bank may make solicitations for goods and services to the public, which may include one or more Applicants or Borrowers; provided that Bank does not (A) target such solicitations to specific Applicants and/or Borrowers, (B) use or permit a third party to use any list of Applicants and/or Borrowers in connection with such solicitations or (C) refer to or otherwise use the name of Company; and (ii) Bank shall not be obligated to redact the names of Applicants and/or Borrowers from marketing lists acquired from third parties (e.g., subscription lists) that Bank uses for solicitations.
(d)	The terms of this Section 9 shall survive the expiration or earlier termination of this Agreement.

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10.	Indemnification.
(a)	Bank agrees to indemnify and hold harmless Company and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Company Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”), that may arise from (i) the gross negligence, willful misconduct or breach of any of Bank’s obligations or undertakings under this Agreement by Bank, or (ii) violation by Bank of any Utah or federal banking law specifically applicable to Bank’s operations other than Applicable Laws regarding consumer protection, consumer lending, usury, loan collection, anti-money laundering or privacy.
(b)	Company agrees to indemnify and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Bank Indemnified Parties”) from and against any and all Losses that may arise from Company’s participation in the Program as contemplated by the Program Documents (including Losses arising from a violation of Applicable Law or a breach by Company or its agents or representatives of any of Company’s obligations or undertakings under the Program Documents), unless such Loss results from (i) the gross negligence or willful misconduct of Bank, (ii) a breach by Bank of any of Bank’s representations, obligations or undertakings under the Program Documents, or (iii) a violation by Bank of any Utah or federal banking law specifically applicable to Bank’s operations that do not relate to Applicable Laws regarding consumer protection, consumer lending, usury, loan collection, anti-money laundering or privacy.
(c)	The Company Indemnified Parties and the Bank Indemnified Parties are sometimes referred to herein as the “Indemnified Parties,” and Company or Bank, as an indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party.”
(d)	Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to defend against the claim asserted.

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(e)	The Indemnifying Party shall have thirty (30) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party of the Indemnifying Party’s election to assume the defense of the Indemnifiable Claim and, through counsel of its own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith if such cooperation is so requested and the request is reasonable; provided that the Indemnifying Parry shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation. If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit the Indemnified Party to participate at its expense in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed); provided that, in the event that both the Indemnifying Party and the Indemnified Party are defendants in the proceeding and the Indemnified Party shall have reasonably determined and notified the Indemnifying Party that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by the Indemnifying Party; and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed for any reason if the settlement involves only payment of money, and which consent may be withheld for any reason if the settlement involves more than the payment of money, including any admission by the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld or delayed.
(f)	If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party fails to contest vigorously any such Indemnifiable Claim, the Indemnified Party shall have the right, upon notice to the Indemnifying Party, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party prior thereto of any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this paragraph (f) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 10.
(g)	The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.

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11.	Term and Termination.
(a)	This Agreement shall have an initial term beginning on the Effective Date and ending thirty-six (36) months thereafter (the “Initial Term”) and shall renew automatically for two (2) successive terms of one (1) year each (each a “Renewal Term”), unless either Party provides notice of non-renewal to the other Party at least one hundred and eighty (180) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.
(b)	This Agreement shall terminate immediately upon the expiration or earlier termination of the Loan Sale Agreement.
(c)	Bank may terminate this Agreement immediately upon written notice to Company (i) if Company defaults on its obligation to make a payment to Bank as provided in Section 2 of the Loan Sale Agreement and fails to cure such default within one (1) day of receiving notice of such default from Bank; (ii) if Company defaults on its obligation to make a payment to Bank as provided in Section 2 of the Loan Sale Agreement more than once in any three (3) month period; or (iii) if Company fails to maintain the Required Balance in the Collateral Account as required by Section 32 of the Loan Sale Agreement.
(d)	Within one (1) year from the Effective Date, Company may terminate this Agreement upon sixty (60) days’ prior written notice to Bank and payment of a termination fee in the amount of sixty thousand dollars ($60,000). Thereafter, Company may terminate this Agreement upon sixty (60) days’ prior written notice to Bank and payment of a termination fee in the amount of seventy-five thousand dollars ($75,000).
(e)	A Party shall have a right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:
(1)	any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;
(2)	the other Party shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;
(3)	the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

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(4)	an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property; or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect; or
(5)	there is a materially adverse change in the financial condition of the other Party, as determined by the terminating party in good faith and in its commercially reasonable judgment.
(f)	Upon termination of the Agreement by Company pursuant to Section 1l(e), at the written request of Company, Bank shall continue to operate the Program for up to one hundred and eighty (180) days following receipt of Company’s written notice of termination, so long as both Parties continue to perform their respective obligations under the Program during the period contemplated in this Section 11(f). At the conclusion of such period, Company shall purchase all Loan Accounts established by Bank through such date that have not already been purchased by Company,
(g)	Except as provided in Section 11(f), Bank shall not be obligated to approve Applications or establish new Loan Accounts after termination of this Agreement.
(h)	The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination.
(i)	Except as provided in Section 11(f), upon termination of this Agreement, Company shall purchase all Loan Accounts established by Bank prior to and on the date of termination that have not already been purchased by Company.
(j)	Bank’s obligation to operate the Program and establish Loan Accounts subsequent to a notice of termination or termination of this Agreement shall in all cases be subject to Applicable Law and/or regulatory requirements.
(k)	The terms of this Section 11 shall survive the expiration or earlier termination of this Agreement.

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12.	Confidentiality.
(a)	Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents, representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority or (iii) to any other third party as mutually agreed by the Parties.

(b)	A Party’s Confidential Information shall not include information that:
(1)	is generally available to the public;
(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;
(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or
(4)	becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.
(c)	Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.

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(d)	In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such requests) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own confidential information.
(e)	The terms of this Section 12 shall survive the expiration or earlier termination of this Agreement.
13.	Proprietary Material. Each Party (“Licensing Party”) hereby provides the other Party (“Licensee”) with a non-exclusive right and license to use and reproduce the Licensing Party’s name, logo, registered trademarks and service marks (“Proprietary Material”) on the Applications, Loan Account Agreements, marketing materials, and otherwise in connection with the fulfillment of Licensee’s obligations under this Agreement; provided, however, that (i) Licensee shall at all times comply with written instructions provided by Licensing Party regarding the use of its Proprietary Material, and (ii) Licensee acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in Licensing Party’s Proprietary Material. Upon termination of this Agreement, Licensee will cease using Licensing Party’s Proprietary Material.
14.	Relationship of Parties. The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Bank and Company.

15.	Expenses.
(a)	Except as set forth herein, each Party shall bear the costs and expenses of performing its obligations under this Agreement.
(b)	Company shall pay all wire transfer and ACH costs for transfers by Bank under the Program. Company shall reimburse Bank for all third party bank fees incurred by Bank in connection with the performance of this Agreement.
(c)	Company shall pay all costs of obtaining credit reports and delivering adverse action notices.
(d)	Bank acknowledges receipt of [*] dollars ($[*]) from Company as a one-time start-up fee.

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(e)	Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.
(f)	Company shall pay for Bank’s legal fees and expenses incurred in the due diligence, negotiation and drafting of the Program Documents. Bank acknowledges receipt of [*] dollars ($[*]) as an advance toward such legal fees and expenses. Company acknowledges that Bank will present to Company periodic invoices reflecting legal fees and expenses actually incurred, and will deduct such amounts from the advance. Should the balance of the advance fall below [*] dollars ($[*]), Company shall replenish the advance with an amount to be determined by Bank.
(g)	Company shall reimburse Bank for all reasonable costs associated with Bank’s assignment to Company of Loan Accounts pursuant to Section 11.
16.	Examination. Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to the other Party in responding to such Regulatory Authorities’ inquiries and requests relating to the Program.
17.	Inspection; Reports. Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject, in the case of Bank, to the duty of confidentiality it owes to its customers and banking secrecy and confidentiality requirements otherwise applicable under Applicable Laws. All expenses of inspection shall be borne by the Party conducting the inspection. Notwithstanding the obligation of each Party to bear its own expenses of inspection, Company shall reimburse Bank for reasonable out of pocket expenses incurred by Bank in the performance of quarterly, on site reviews of Company’s financial condition, operations and internal controls, not to exceed the maximum amount per visit of [*] dollars ($[*]). Company shall store all documentation and electronic data related to its performance under this Agreement and shall make such documentation and data available during any inspection by Bank or its designee. With such frequency and in such manner as mutually agreed by the Parties, Company shall report to Bank regarding the performance of its obligations.
18.	Governing Law; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.

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19.	Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.
20.	Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party. No assignment under this section shall relieve a Party of its obligations under this Agreement. Company may use subcontractors in the performance of its obligations under this Agreement, subject to Bank’s prior written approval of each such subcontractor. A list of approved subcontractors is attached in the form of Exhibit H hereto.
21.	Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.
22.	Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) on the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) business days after the date of mailing to the other Party, if mailed first-class postage prepaid, at the following address, or such other address as either Party shall specify in a notice to the other:

To Bank:	WebBank
6440 S Wasatch Blvd.
Suite 300
Salt Lake City, UT 84121
Attn: Gerry Smith
E-mail Address: gerry@webbank.com
Telephone: (801) 993-5001
Facsimile: (801) 993-5015

To Company:	LendingClub Corporation
440 N. Wolfe Road
Sunnyvale, CA 94085
Attn: Renaud Laplanche, Chief Executive Officer
E-mail Address: rlaplanche@lendingclub.com
Telephone: (408) 524-3065
Facsimile: (408) 716-3092

With Copy To:	LendingClub Corporation
440 N. Wolfe Road
Sunnyvale, CA 94085
Attn: John Donovan, Chief Operating Officer
E-mail Address: jdonovan@lendingclub.com
Telephone: (408) 524-3068
Facsimile: (408) 716-3092

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23.	Amendment and Waiver. This Agreement may be amended only by a written instrument signed by each of the Parties. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.
24.	Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.
25.	Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.
26.	Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.
27.	Agreement Subject to Applicable Laws. If (a) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) either Party shall receive a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, including Section 11 hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon five (5) Business Days’ prior written notice to the other Party. A Party may suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party advance written notice, if any event described in subsections 27(a), (b) or (c) above occurs.

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28.	Force Majeure. If any Party shall be unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the inability so caused, except that should such inability not be remedied within thirty (30) days after the date of such cause, the Party not so affected may at any time after the expiration of such thirty (30) day period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party and without payment of a termination fee or other penalty. To the extent that the Party not affected by a Force Majeure Event is unable to carry out the whole or any part of its obligations under this Agreement because a prerequisite obligation of the Party so affected has not been performed, the party not affected by a Force Majeure Event also is excused from such performance during such period. A “Force Majeure Event” as used in this Agreement shall mean an unanticipated event that is not reasonably within the control of the affected Party or its subcontractors (including, but not limited to, acts of God, acts of governmental authorities, strikes, war, riot and any other causes of such nature), and which by exercise of reasonable due diligence, such affected Party or its subcontractors could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefore. No Party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.
29.	Jurisdiction; Venue. The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding. The terms of this Section 29 shall survive the expiration or earlier termination of this Agreement.
30.	Insurance. Company agrees to maintain insurance coverages on the terms and conditions specified in Exhibit F at all times during the term of this Agreement and to notify Bank promptly of any cancellation or lapse of any such insurance coverage.
31.	Compliance with Applicable Laws; Program Compliance Manual. Company shall comply with Applicable Laws and the Program Compliance Manual in its performance of this Agreement, including Loan Account solicitation, Application processing and preparation of Loan Account Agreements and other Loan Account documents. Except as required by Applicable Law, Company may not amend or otherwise modify the Program Compliance Manual without the prior written consent of Bank, which consent shall not be unreasonable withheld or delayed. A copy of the Program Compliance Manual is attached hereto as Exhibit G. Bank will comply with any reporting requirements of the Utah Department of Financial Institutions or the FDIC applicable to Bank’s performance of this Agreement.

17

32.	Prohibition on Tie-in Fees. Company shall not directly or indirectly impose or collect any fees, charges or remuneration relating to the processing or approval of an Application, the establishment of a Loan Account, or the disbursement of Loan Proceeds, unless such fee, charge or remuneration is set forth in the Consumer Finance Materials or approved by Bank.
33.	Notice of Consumer Complaints. Each Party shall notify the other Party if it receives any consumer complaint or if it becomes aware of any investigations or proceedings by any governmental authority relating to any aspect of the Program within five (5) days of receipt of such complaint or upon becoming aware of such investigation or proceeding, and each Party shall provide the other Party with all related documentation thereof, subject to any legal prohibitions on disclosure of such investigation or proceeding.
34.	Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.
35.	Privacy Law Compliance. Subject to Applicable Laws, Bank and Company shall comply with the privacy policy agreed upon by both Parties with respect to Applicants and Borrowers.
36.	Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by ACH transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.
37.	Referrals. Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of such person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other Party for any commission, finder’s fee or like payment.
38.	Audited Financial Statements. Within ninety (90) days following the end of Company’s fiscal year, Company shall deliver to Bank a copy of Company’s audited financial statements, prepared by an independent certified public accountant in accordance with generally accepted accounting principles.

18

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the date set forth above.

WEBBANK

By:	/s/ Gerry J. Smith

	Name:	Gerry J. Smith
	Title:	President / CEO

LENDINGCLUB CORPORATION

By:	/s/ Renaud Laplanche

	Name:	Renaud Laplanche
	Title:	CEO

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Schedule 1
Definitions
(a)	“ACH” means the Automated Clearinghouse.
(b)	“Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.
(c)	“Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program including, without limitation, the Loan Accounts, the Program promotional and marketing materials and the Consumer Finance Materials, and all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.
(d)	“Applicant” means an individual who is a consumer who requests a Loan Account from Bank.
(e)	“Application” means any request from an Applicant for a Loan Account in the form required by Bank.
(f)	“Bank” shall have the meaning set forth in the introductory paragraph of this Agreement.

(g)	“Bank Indemnified Parties” shall have the meaning set forth in Section 10(b).
(h)	“Borrower” means an Applicant or other Person for whom Bank has established a Loan Account and/or who is liable, jointly or severally, for amounts owing with respect to a Loan Account.
(i)	“Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to be closed.

(j)	“Claim Notice” shall have the meaning set forth in Section 10(e).
(k)	“Collateral Account” shall have the meaning set forth in Section 32(a) of the Loan Sale Agreement.
(l)	“Company Indemnified Parties” shall have the meaning set forth in Section 10(a).

(m)	“Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives.

(n)	“Consumer Finance Materials” shall have the meaning set forth in Section 4.
(o)	“Credit Policy” means the minimum requirements of income, residency, employment history, credit history, and/or other such considerations that Bank uses to approve or deny an Application and to establish a Loan Account.

(p)	“Disclosing Party” shall have the meaning set forth in Section 12(b)(2).
(q)	“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(r)	“Force Majeure Event” shall have the meaning set forth in Section 28.
(s)	“Funding Account” means an account owned by Bank and held at the Funding Institution against which wire transfers or ACH transfers are settled for the payment of Loan Proceeds to Borrowers.
(t)	“Funding Amount” means the aggregate amount of all Loan Proceeds to be disbursed by Bank to Borrowers on each Funding Date, as listed on a Funding Statement.

(u)	“Funding Date” means the Business Day on which any pending Applications are approved.
(v)	“Funding Institution” means the depository institution at which the Funding Account is established, which initially shall be Wells Fargo Bank, N.A. and may be changed upon mutual agreement of the Parties.
(w)	“Funding Statement” means the statement prepared by Company on a Business Day that contains (i) a list of all Applicants who meet the eligibility criteria set forth in the Credit Policy, for whom Bank is requested to establish Loan Accounts; and (ii) the computation of the Funding Amount and all information necessary for the transfer of Loan Proceeds from the Funding Account to the accounts designated by the corresponding Borrowers, including depository institution names, routing numbers and account numbers; and (iii) such other information as shall be reasonably requested by Bank and mutually agreed to by the Parties.

(x)	“Indemnifiable Claim” shall have the meaning set forth in Section 10(d).
(y)	“Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.
(z)	“Licensee” shall have the meaning set forth in Section 13.

(aa)	“Licensing Party” shall have the meaning set forth in Section 13.
(bb)	“Loan Account” means a consumer installment loan account established by Bank pursuant to the Program.
(cc)	“Loan Account Agreement” means the document containing the terms and conditions of a Loan Account including all disclosures required by Applicable Law.
(dd)	“Loan Sale Agreement” means that Loan Sale Agreement, dated as of October 31, 2007, between Bank and Company, pursuant to which Bank agrees to sell to Company, and Company agrees to purchase from Bank, the Loan Accounts.
(ee)	“Loan Proceeds” means the funds disbursed to a Borrower by Bank pursuant to a Loan Account established by Bank under the Program.

(ff)	“Losses” shall have the meaning set forth in Section 10(a).

(gg)	“Party” means either Company or Bank and “Parties” means Company and Bank.
(hh)	“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.
(ii)	“Program” means the installment loan program pursuant to which Bank will establish Loan Accounts and disburse Loan Proceeds to Borrowers pursuant to the terms of this Agreement, initially as described in Exhibit A attached hereto.
(jj)	“Program Compliance Manual” means the policies and procedures for the implementation of the Program by Company, including the policies and procedures regarding the (i) solicitation and receipt of Applications, (ii) underwriting of Loan Accounts, (iii) processing of Applications, (iv) requirements of the USA PATRIOT Act Customer Identification Program, and (iv) initial and periodic Office of Foreign Assets Control screenings.

(kk)	“Program Documents” means this Agreement and the Loan Sale Agreement.

(ll)	“Proprietary Material” shall have the meaning set forth in subsection 13.
(mm)	“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the Utah Department of Financial Institutions and the Federal Deposit Insurance Corporation.
(nn)	“Restricted Party” shall have the meaning set forth in Section 12(a).

Exhibit A
The Program
(Financial Terms of Loan Accounts To Be Offered)

Lending Club is an online lending community where people borrow and lend money and get better rates than traditional lending sources. By working together, members can borrow money at a better rate, or invest in a portfolio of loans at higher rates than those served by savings accounts or CDs.

Exhibit B
Credit Policy

Section No.: 700
Policy No.: 711
Current Approval Date: January 23, 2008
Last Revision Date: New Policy
WebBank
Person-to-Person Credit Policy
Person-To-Person Lending Overview
Peer-to-peer lending is a means by which borrowers and lenders may transact business without the traditional intermediaries. It can also be known as Social Lending using the internet.
Internet is the enabling technology for peer-to-peer lending has been the internet, where peer-to-peer lending appears in two primary variations: an “online marketplace” model and a “family and friend” model.
Theory of Person-To-Person Lending
The theory is that people will be more likely to repay their obligations if the reputation of their group is at stake. Anyone (who qualifies with a verifiable name, bank account and Social Security number) can start a group or join an existing group that matches their interests or philosophy.
Credit Policy
1.	Lending Club Credit Policy Committee (CPC)
a.	Responsibilities
i.	Review Credit Performance

ii.	Establish and Revise Risk Grade Categories

iii.	Establish and Revise Interest Rate Categories

iv.	Review & Update Credit Policies

v.	Recommend changes in policies to WebBank Loan Committee and Board
b.	Policy Exceptions
i.	Any deviations from this WebBank approved policy must be approved by the chief credit officer or the senior underwriter at WebBank where the amount under consideration exceeds $25,000.

ii.	The president of the WebBank can appoint secondary personal to approve exceptions in the absence of the chief credit officer and/or the senior underwriter.
2.	Loan Application Information Requirement
a.	Basic Information
Customer’s general information will be collected including: name, address, social security number, birth date, email address, phone numbers, income, employment, and affiliation relationships (optional).
b.	Loan Request Information
Borrower will provide the loan amount, length of loan term, and purpose.

WebBank
Person-to-Person Credit Policy

c.	Bank Account Information
Borrower will provide at the minimum one valid bank account with corresponding ABA routing number. Lending Club will authenticate account ownership.
d.	Payment Method
Current acceptable payment method includes electronic fund transfer (EFT) via ACH. All ACH fund transfers will require a four (4) business day clearing period to avoid NSF (Non-Sufficient Funds) risk. In certain instances, wire transfers will be supported.
e.	Information Verification/Authentication
i.	Lending Club, at its sole discretion, reserves the right to require verification for any information submitted at any time. Failure to comply will be grounds of declining the listing of a loan request. Or, for a loan which has already funded, Lending Club may, at its sole discretion, assess a False Information Penalty and/or call the loan immediately due and payable, depending on the severity of the situation.
ii.	Level of verification and authentication requirements is determined by CPC or its delegates.
f.	Non-Credit Based Application Information
i.	Bank Account Verification
1.	A valid bank account with ACH transfer capability will be required for authenticating borrowers.
2.	Lending Club and/or its vendors will verify bank accounts through CPC approved methods.
ii.	Affinity Network Verification
1.	Borrower’s membership in Affinity Groups may be verified per methods determined by Lending Club.
3.	Credit Scoring
a.	Credit Authorization
All Borrowers and Guarantors will be required to digitally sign an electronic authorization for Lending Club to obtain a current (within the acceptable time period as determined by the CPC and approved by WebBank) copy of their respective credit reports both for the processing of the loan request as well as for monitoring or collection efforts associated with the loan.
b.	Credit Bureau Partner
Lending Club will rely upon its approved credit bureau partner(s) to supply the credit scoring and credit report data for Borrowers and Guarantors.
c.	Credit Score Model
i.	Credit Score
1.	CPC has elected to use the FICO credit score model (as modeled by Fair Isaac Company) from its credit bureau partner(s) (TransUnion, Experian, or Equifax) as the primary credit score model used to categorize loans into Base Risk Grades from lowest risk to highest risk that Lending Club is willing to accept.
2.	In addition to the Base Risk Grades, Lending Club will establish additional sub-grades within each Base Risk Grade using numbers 1 being the lowest risk (best sub-grade) up to the highest risk (worst sub- grade) as determined by CPC.

WebBank
Person-to-Person Credit Policy

3.	Any credit score below the minimum acceptable score will be denied from being able to list the loan with Lending Club.
d.	Data Collection & Validation
Lending Club will collect customer performance data to be used for validation of credit policies as well as future model development.
4.	Risk Grading
a.	Base Risk Grade
i.	Lending Club defines the Base Risk Grade using segmentations of default rate of the associated credit score from the lowest default rate (risk grade of A) up to the highest default rate (risk grade of D) as listed in the Base Risk Grade Categorization Table in Credit Policy IV.b.
ii.	Lending Club will not list a loan request where the Base Risk Grade is below the minimum threshold determined by CPC.
b.	Base Risk Grade Categorization Table

	Below	Sample	Sample	Sample	Sample
	Minimum	Band 1	Band 2	Band 3	Band 4
FICO Score (new customer)*	< 640	640~659	660~679	679~713	714+

*	For all industries.
c.	Risk Sub-Grades (Sub-Grade)
i.	Within each Base Risk Grade, a number of Sub-Grades will be created by CPC to further define the risk profile of individual loans with in the Base Risk Grade. Additional Risk Sub-Grades of E1 to G5 are created to accommodate Lending Club’s risk grade modifier system and are not based on default rates as the Sub-Grades from A1 to D5. Please refer to the Sub-Grade Table in Credit Policy IV.d for details.

WebBank
Person-to-Person Credit Policy

d.	Risk Sub-Grade Categorization Table

	Base Risk
FICO Score	Grade	Sub-Grade
770		1
747		2
734	A	3
723		4
714		5
707		1
700		2
693	B	3
686		4
679		5
675		1
671		2
668	C	3
664		4
660		5
656		1
652		2
648	D	3
644		4
640		5
638		1
635		2
632	E	3
629		4
627		5
624		1
621		2
619	F	3
617		4
615		5
614		1
612		2
610	G	3
		4
		5

*	note that Sub-Grades E~G are only available as a result of adding risk grade modifiers. No borrowers below the minimum credit score limit will be accepted except under special Facebook.com credit rules described below in IV.e.

WebBank
Person-to-Person Credit Policy

e.	Special Credit Rules
i.	Facebook.com — A special rule set was developed for Facebook.com, where the users tend to have a shorter credit history. Notwithstanding anything to the contrary in the credit policy, borrowers referred through Facebook will be accepted if they have:
1.	FICO score between 610 and 639 (corresponding to Sub-Grades E1 to G3 in IV.d);

2.	no current delinquencies;

3.	less than 3 delinquencies within the past 24 months; and,

4.	have the oldest credit account age between a minimum of 12 months and a maximum of 60 months.
f.	Overrides
i.	Certain information from the credit profile or loan application warrants manual overrides to the normal Risk Grading process and triggers immediate exclusion from listing of the loan.
1.	Bankruptcy
a.	Bankruptcy is listed on the credit report for ten years. We believe responsible financial management is a pre-requisite for listing the loan. Therefore Lending Club will not accept loan requests with a bankruptcy record within the past seven (7) years in the credit data file.
2.	Derogatory Public Record (unpaid)
a.	A government tax lien will supersede all unsecured creditor claims. An unpaid lien typically indicates that additional liens are forthcoming and greatly increases a Borrower’s risk profile for the loan request. Lending Club will not list a Borrower’s loan request whose credit file has existing liens.
3.	Current Delinquency
a.	Lending Club will exclude from listing the loan requests from Borrowers who has current delinquency(ies).
4.	Collection or Write-Off Account (Other than medical)
a.	Lending Club will exclude from listing the loan requests from Borrowers who has a current or recent collection or write-off account within the past 12 months
5.	Credit Report Fraud Alert
a.	We will not allow the listing of loan requests from Borrowers whose credit file has an active fraud alert or an extended fraud alert.
ii.	Lending Club may also manually review and decline some of the loan listing requests through CPC and/or its delegates
5.	Debt to Income (DTI)
a.	Income Sources
i.	The primary income source is based solely on the monthly gross income of the Borrower and does not include that of the spouse or other individuals in the household.

WebBank
Person-to-Person Credit Policy

ii.	In addition to salary income, only recurring incomes of other types will be considered acceptable income sources.
iii.	Complying with federal regulation, alimony or child support payments to Borrower are not required to be disclosed unless it is desired to have such payments counted toward income.
b.	Income Verification
i.	Lending Club reserves the right to require income verification for every Borrower. Verification may include but is not limited to the following:
1.	Pay stub for the most recent two (2) pay periods covering the past 28 days. If self-employed, the most recent two (2) years signed 1040 tax return with all relevant schedules and associated forms (i.e. W-2 and 1099 Forms). Borrower may supplement this requirement with business tax returns if it can be proven that the borrower has full control of the company and is the owner.
2.	Signed 4506-T form authorizing Lending Club and its agent to obtain past two (2) years of 1040 or 1065 tax returns, W-2 forms, and/or 1099 forms.
3.	Certified financial statements audited by state-licensed CPA.
c.	Debt Payment
i.	Debt Payment Sources

ii.	Borrower’s monthly pre-loan and post-loan debt payment obligations will be calculated based on information available in the credit report and Lending Club system.

iii.	Pre-Loan Debt Payment Calculation
1.	Pre-Loan Debt payment obligation is calculated by aggregating borrower’s monthly revolving and installment payments only (includes monthly payment for any Lending Club loan issued prior to this request), without any mortgages. The resulting number will be the Total Monthly Pre-Loan Debt Payment amount.
iv.	Post-Loan Debt Payment Calculations
1.	Non-Mortgage Post-Loan Debt Payment is calculated by adding Total Monthly Pre-Loan Debt Payment to the monthly payment amount of the Lending Club loan listing that borrower is requesting. This is the Post-Loan Non-Mortgage Debt Payment.
2.	Total Post-Loan Debt Payment is calculated by the monthly payments from all mortgages to the Post-Loan Non-Mortgage Debt Payment. This is the Total Post-Loan Debt Payment.
d.	DTI (Debt to Income) Ratio Calculation
i.	Pre-Loan DTI (DTI-1) is calculated based on representing the Total Monthly Pre-Loan Debt Payment obligations as a percentage of gross monthly income as determined in Credit Policy V.a & V.c.
ii.	Post-Loan Non-Mortgage DTI (DTI-3) is calculated based on representing the Post-Loan Non-Mortgage Debt Payment obligations as a percentage of gross monthly income as determined in Credit Policy V.a & V.c.
iii.	Post-Loan DTI (DTI-4) is calculated based on representing the Total Post-Loan Debt Payment obligations as a percentage of gross monthly income as determined in Credit Policy V.a & V.c.

WebBank
Person-to-Person Credit Policy

e.	DTI Requirement
i.	Lending Club will decline to list any loan request with a Pre-Loan DTI above the maximum Pre-Loan DTI limit as determined and adjusted by CPC from time to time.
ii.	Lending Club will decline to list any loan request with a Post-Loan Non-Mortgage DTI above the maximum Post-Loan Non-Mortgage DTI limit as determined and adjusted by CPC from time to time.
iii.	Lending Club will decline to list any loan request with a Post-Loan DTI above the maximum Post-Loan DTI limit as determined and changed by CPC from time to time.
iv.	Current DTI limits:
1.	DTI-1 — Maximum acceptable DTI-1 is 30%

2.	DTI-3 — Maximum acceptable DTI-3 is 48%
6.	Risk Grade Modifiers
a.	Pre-Loan Debt-To-Income Ratio (DTI-1)
Borrower’s capacity to repay is a primary factor in establishing loan default risk. DTI measures the ability of Borrower’s income to cover debt service. Sub-Grade is adjusted up or down in accordance with the DTI ratio using a grade adjustment system as depicted in the Modifier Table in Credit Policy VI.c.
b.	Utilization
i.	Guidance Limit is assigned by Lending Club after considering Borrower’s risk profile and loan application as depicted in Guidance Limit Table in Credit Policy VI.b.ii. Based on the Guidance Limit derived from either an external decisioning analytics vendor or internal credit models, Sub-Grade is adjusted up or down by the Loan Amount to Guidance Limit Ratio as depicted in the Modifier Table in Credit Policy VI.c.

ii.	Guidance Limit Table

Base Risk
Grade	Guidance Limit
A	15,000
B	12,500
C	10,000
D	7,000
E*	4,000
F*	3,000
G*	2,000

*	Guidance limit for Risk Grades E~G are used only for special credit rules for Facebook.com as described in IV.e.

WebBank
Person-to-Person Credit Policy

c.	Modifier Table (Changes in Sub-Grade)

Base Risk	DTI
Grade	0%	7%	13%	18%	20%	23%	25%	28%	30%
A~D	0	0	-1	-2	-4	-8	-12	-16	Decline

Base Risk	Utilization (Loan Amount to Guidance Limit Ratio)
Grade	0%	25%	50%	75%	100%	125%	150%	175%	200%
A~D	0	-1	-2	-3	-4	-5	-6	-8	-10

	225%	250%	275%	300%	325%	350%
A~D	-12	-14	-16	-20	-26	-32

Exhibit C
Form of Application

This is the home page that any consumer would see going to the www.lendingclub.com url. For the purposes of getting screen prints, I pulled the information from a demo site that does not put a real listing out on the site.
In this instance, I clicked the “join now” button on the top right bar.

This is the first “become a member” page (see the bottom half on the next page of this deck).
Information requests here are basic as this information is the same for lenders, borrowers or people who just want to register.

After completing the information on the previous page, Lending Club sends a confirmation e-mail so that we know that we have an effective method of reaching this person.

This is what the e-mail looks like. The member would click the URL in the e-mail to get back to a validated lending club page (see next page).

At this point, the consumer would be a registered member of Lending Club where we would ask them to sign in.

After they sign in, we allow them to participate in a referral program and invite their friends. They can easily skip this step by clicking “skip”.

The member would then be asked to identify themself as lender or a borrower. In this case, we will click on “get a loan” and will become a lending club borrower.

This is the first step of the loan request process. We ask the borrower to fill in the “loan amount”, “loan purpose”, “loan title” and a loan description.

This is the bottom half of the same page, but includes some data that I typed in.

Step 2 asks information relevant to pulling a borrowers credit information. You can see the request for SSN, DofBirth, Address.

Phone numbers

Income. We request that the borrower digitally sign that they understand we may ask for income verification and that they digitally sign that they agree with and allow lending club to access their credit according to the credit profile authorization agreement. Employment information is also requested.

At this step, my identity was verified. I was not asked to go through the additional steps of knowledge based authentication. Let me know if you want those screen shots as they are relatively standard.

I asked for a $5,000 loan. As you can see, this page lets me know that I am approved to list my loan and the related terms. I can also choose to take a little more (at a higher interest rate) or take less (at a lower interest rate).

After I confirm the loan amount and interest rate, we display the Truth in Lending Disclosure Statement. The lower half of this page is on the next two slides.

At this point, I am asked to provide an external bank account where we can deposit the loan and make the withdrawal debits. The bottom half of this page is on the next powerpoint slide.

You can see that I am asked to digitally sign the Bank Account Verification agreement.

At step 7, I am asked to affiliate myself based on Geography, Education, Workplace, and Association. This information is extends onto the next page.

At this point the loan information is summarized for the borrower to provide a final confirmation and digitally sign the Borrower Agreement.

The loan is now listed and live.

This is what the loan listing looks like (and it is continued on the next two pages).

Exhibit D
Loan Account Documentation

Borrower Agreement
This Borrower Agreement is made and entered into by and between you, Lendingclub Corporation, a Delaware corporation having its main place of business at 440 Wolfe Road, Sunnyvale CA 94085 (“Lendingclub”) operating a person-to-person marketplace (the “Lending Club”) and Webbank, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Lender”).
1. Registration as a Borrower. Registration to the Lending Club website as a borrower is restricted based on Lender’s credit policy. If your FICO score is less than 640, registration will be declined. If your FICO score is more than 640, registration might be declined at Lender’s discretion based on other credit criteria such as debt-to-income ratio or other information in your credit report.
Registration to the Lending Club website lets you post your loan requests online. You agree to comply with the terms and provisions of this Agreement and the Lending Club Terms of Use, and other agreements or policies you will agree to comply with from time to time, including a specific authorization that will be required of you to debit your bank account of an amount of $0.01 to $0.99 for account verification purposes. This amount will automatically be returned to your bank account. You understand that in the case you do not provide the authorization to debit your account for verification purposes, or if we are unable to verify your bank account for any other reason, we will cancel your loan request.
2. Authorization to Obtain Credit Report. You authorize Lendingclub and Lender to obtain a credit report from credit reporting agencies TransUnion, Experian and Equifax. Lender, as well as Lendingclub and its members, might use your credit report for authentication, credit scoring and credit decisioning purposes. While your credit score will not be displayed to anyone except yourself, some personal and credit information might be displayed to Lender and Lendingclub members to facilitate their own credit decision. You authorize Lender and Lendingclub to verify information in your credit report, and you agree that Lender and Lendingclub may contact third parties to verify any such information. Lendingclub and Lender will require and obtain from at least one credit reporting agency a copy of your credit report each time you request a loan.
3. Loan Requests. As a registered borrower you may request a loan (a “Request”) from Lender in the amount of [$500 to $40,000]. All loans are for a 3-year duration; they are straight amortization loans. Your loan request must include your annual income. Lendingclub and Lender both reserve the right to require income verification through the production of appropriate documentation, and also reserve the right to conduct such verification through a third party. You hereby authorize Lendingclub and Lender to request and obtain data from third party to verify your income.

Upon submission of your loan request, you authorize Lendingclub to display your loan request on the Lending Club website. Lendingclub might send your loan request to potential lenders in an effort to accelerate funding for your loan request. You might also publish your loan request on other sites. Should you wish to publish your loan requests on Web sites other than the Lending Club web site, you might do so at your own risk and Lendingclub and Lender will assume no responsibility in that respect. Lendingclub and Lender have the right to cancel your loan request at any time as they see fit.
4. Obligation to Accept Funding. If your loan request receives full funding within 14 days following the listing of your Request, you are obligated to accept funding and are bound by the terms of the Note attached as Exhibit A (the “Note”). Full or partial funding might be available before the expiration of the 14-day period set forth above. In such a case, you will have the opportunity to accept partial funding, and accept this agreement again. Your acceptance of this agreement marks acceptance of the terms of the Note by incorporation. You have no right to rescind any loan after the loan has been fully funded.
BY SUBMITTING YOUR REQUEST, YOU ARE COMMITTING TO ACCEPT A LOAN IN THE AMOUNT SPECIFIED IN YOUR REQUEST AT THE INTEREST RATE SET FORTH IN YOUR REQUEST, SHOULD YOUR REQUEST BE FUNDED. YOU HAVE NO RIGHT TO WITHDRAW YOUR LOAN REQUEST AFTER IT HAS BEEN LISTED, AND ARE OBLIGATED TO ACCEPT YOUR LOAN IF YOUR LOAN REQUEST IS FULLY FUNDED WITHIN 14 DAYS. YOU HAVE NO RIGHT TO RESCIND THE LOAN.
5. Other Borrower Obligations. You agree that you will not, in connection with your Request (i) make any false, misleading or deceptive statements or omissions of material fact in your listing; (ii) misrepresent your identity, or describe, present or portray yourself as a person other than yourself, (iii) give to or receive from, or offer or agree to give to or receive from any Lending Club member or other person any fee, bonus, additional interest, kickback or thing of value of any kind or (iv) represent yourself to any person, as a representative, employee, or agent of Lendingclub or Lender, or purport to speak to any person on behalf of Lendingclub or Lender.
6. Fees. If your request is funded, you must pay Lendingclub a processing fee as compensation and reimbursement of expenses, including the cost of authenticating you and your Request, verifying your bank account and obtaining your credit score and credit history. The amount of the fee range is from [0.75% to 3%]. This fee will be deducted from your loan proceeds, so the loan proceeds delivered to you will be less that the full amount of your loan. Loan proceeds will be transferred electronically into your designated account.
7. Verifications. Lendingclub and Lender reserve the right to verify the accuracy of all information you provided and cancel this Agreement and remove your Request in case of any inaccuracy or omission in your Request, or any other violation of this Agreement.

8. Receiving Your Loan Proceeds and Making Your Loan Payments. You agree to receive your loan proceeds by ACH transfer into your bank account or, if you have been referred to Lending Club by Coast to Coast Resorts or their affiliate parks, you hereby agree to have the proceeds transferred directly to Coast to Coast Resorts or their appropriate affiliate park. You agree to make your loan payments by automated withdrawals from your designated account, or by the use of bank drafts drawn on your designated account. Lendingclub will act as the servicer for all loans you obtain through the Lending Club website, and all communications regarding your loan must be made to Lendingclub. To the extent authorized or permitted by applicable law, you agree to pay all any fees incurred as a result of failed automated loan payments due to insufficient funds in your account or for other reasons, returned check fees, penalties or similar servicing costs incurred by Lendingclub or the owner or owners of your loan.
9. Collection & Reporting of Delinquent Loans. In the event you do not make your loan payments on time, Lender, Lendingclub or any subsequent owner of the loan will have all remedies authorized or permitted by the Note and applicable law. In addition, when a monthly payment becomes thirty (30) days past due, your loan account will be referred to a collection agency for collection. Lendingclub will report loan payment delinquencies in excess of 30 days to one or more credit reporting agencies in accordance with applicable law.
10. NO GUARANTEE. NEITHER LENDER NOR LENDINGCLUB WARRANTS OR GUARANTEES (1) THAT YOUR REQUEST WILL BE FUNDED, OR (2) THAT YOU WILL RECEIVE A LOAN AS A RESULT OF POSTING A REQUEST.
11. Restrictions on Use. You are not authorized or permitted to use Lending Club to obtain, or attempt to obtain, a loan for someone other than yourself. You must be the owner of the deposit account you designate for electronic transfers of funds, with sole authority to direct that loan payments be made from the account; your designated account will be the account into which loan proceeds will be deposited, and from which loan payments will be made. Lendingclub may in its sole discretion, with or without cause and with or without notice, restrict your access to the Lending Club website.
12. Termination of Registration. Lendingclub may in its sole discretion, with or without cause, terminate this Agreement at any time by giving you notice as provided below. LENDINGCLUB HAS THE RIGHT TO TERMINATE YOUR REGISTRATION IMMEDIATELY AND WITHOUT NOTICE UPON LENDINGCLUB’S REASONABLE DETERMINATION THAT YOU COMMITTED FRAUD OR MADE A MATERIAL MISREPRESENTATION IN CONNECTION WITH A REQUEST OR A LOAN, PERFORMED ANY PROHIBITED ACTIVITY, OR OTHERWISE FAILED TO ABIDE BY THE TERMS OF THIS AGREEMENT OR THE LENDINGCLUB TERMS OF USE.

Upon termination of this Agreement by Lendingclub, any open listings you have placed on the Lendingclub website shall terminate, and will be removed from the Lendingclub website immediately. Any loans you obtain prior to the effective date of termination resulting from listings you had placed on the Lendingclub website shall remain in full force and effect in accordance with their terms.
13. Right to Modify Terms. Lendingclub has the right to change any term or provision of this Agreement or the Lendingclub Terms of Use, provided, however, that Lendingclub does not have the right to change any term or provision of a Note evidencing a loan to which you are a party except as authorized in the Note. We will give you notice, which may be in the form of a posting on the Lendingclub website, of material changes to this Agreement, or the Lendingclub Terms of Use. This Agreement, along with the Lendingclub Terms of Use, represent the entire agreement between you and Lendingclub regarding your participation as a borrower in the Lending Club, and supersede all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between us with respect to your involvement as a borrower with Lendingclub.
14. Consent for Electronic Disclosures. You are submitting a Request through Lendingclub. Because Lendingclub operates only on the Internet, it is necessary for you to consent to do business with us online. As part of doing business online, therefore, we also need you to consent to our giving you certain disclosures online, either via our web site or email. The decision to do business with us electronically is yours. This document informs you of your rights when receiving such Disclosures.
Electronic Communications. Any Disclosures related to your Request (or loan, if funded) will be provided to you electronically through lendingclub.com either on our web site or via electronic mail to the verified email address you provided. If you require paper copies of such Disclosures, you may write to us at the mailing address provided below.
Consenting to Do Business Electronically. Before you decide to do business electronically with Lendingclub, you should consider whether you have the required hardware and software capabilities described below.
Scope of Consent. Your consent to receive Disclosures and do business electronically, and our agreement to do so, applies to this Request (and loan, if funded).
Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email from Lendingclub; a web browser which is SSL-compliant and supports secure sessions, such as Internet Explorer 5.0 or above and Netscape Navigator 6.0 or above, or the equivalent software; and hardware capable of running this software.

Exhibit E
Sample Funding Statement

Exhibit F
Insurance Requirements
(a) From the Effective Date and until termination of this Agreement, Company will maintain insurance of the following kinds and amounts, or in amounts required by Applicable Law, whichever is greater.
(i) A blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers and employees acting in any capacity with regard to handling funds, money, or documents. The fidelity bond and errors and omissions insurance shall be in a form reasonably acceptable to Bank and shall protect and insure against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. No provision of this paragraph requiring the fidelity bond and errors and omissions insurance shall diminish or relieve Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least $1,000,000, with the exception of $500,000 minimum coverage for forgery.
(ii) Commercial general liability insurance written on an occurrence basis against claims on account of bodily injury, death or property damage. Such insurance shall have a combined single limit of not less than $1,000,000 per occurrence and $1,000,000 annual aggregate for bodily injury, death and property damage.
(iii) Worker’s Compensation and employers’ liability insurance affording (A) protection under the Worker’s Compensation Law containing an all states endorsement and (B) Employers’ Liability Protection subject to a limit of not less than $500,000.
(iv) Upon reasonable request by Bank, such other insurance as may be maintained by Persons engaged in the same or similar business and similarly situated.
(b) Insurance policies required to be maintained hereunder shall be procured from insurance companies reasonably acceptable to Bank. Liability insurance limits may be provided through any combination of primary and/or excess insurance policies. If requested by Bank, Company shall cause to be delivered to Bank annually a certified true copy of each fidelity bond and insurance policy required under this Agreement.

Exhibit G
Program Compliance Manual

LENDING CLUB CORPORATION
COMPLIANCE PROGRAM:

Bank Secrecy Act / Anti-Money
Laundering Policies and
Procedures
April 2007

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COMPLIANCE SUMMARY
The board of directors and management team of Lending Club Corporation (Lending Club) have a rigorous Compliance Program to ensure compliance with all legal requirements as well as the establishment of appropriate policies and procedures to combat any activities that facilitate money laundering or the funding of criminal or terrorist activities. It has established policies for Anti-Money Laundering/ Terrorist Financing (AML) to ensure compliance with all the statutes administered by the Office of Foreign Assets Control (OFAC). This includes applicable requirements under the Bank Secrecy Act (BSA) and the USA Patriot Act of 2001.
AML: Robust authentication tools are leveraged to authenticate all parties participating in Lending Club’s program including: SSN checking; Knowledge Based Authentication (against a borrower’s credit file); and driver’s license verification. Additionally, Lending Club’s website facilitates a diversified transaction whereby each lender’s investment is automatically diversified across a variety (typically 20-40) of loans. There is also continuous monitoring to aggregate loan amounts for individuals who might be linked to a common scheme. Lending Club does not accept cash deposits; all funds originate from verified U.S. dollar-denominated bank accounts (verified via a deposit challenge) transmitted by individuals domiciled in the United States. All funds associated with the program move electronically via the ACH.
OFAC: Lending Club will not enter into a relationship or provide services to any person or entity listed on the blocked Persons List or any person or entity located in or a national of a country on the Sanctioned Country List. When a consumer moves from membership and applies to be a lender or borrower, additional information beyond name, street address, state, and email address is collected including: date of birth phone number, address, social security number, bank account and driver’s license/state. This data is used by Experian for the OFAC check. Any positive matches will be referred to the Fraud Prevention and Compliance Team at Lending Club to file the appropriate report. Periodic monthly monitoring against the Lending Club data base will also occur.
Know Your Customer (KYC): In addition to OFAC checking, Lending Club further “authenticates” an individual’s financial legitimacy. First, its consumers must be domiciled in the U.S. Second, all funding and disbursements are electronic. Third, in addition to the data collected (see OFAC), a deposit challenge or bank account validation is done for both lenders and borrowers to validate account ownership. Fourth, for borrowers, there is an additional process. The consumer must authorize Lending Club to do a credit check which enables it to calculate a credit score. This information is further leveraged to verify the identity of the consumer through Knowledge Based Authentication.
BSA Reporting Requirements: Lending Club has procedures and creates reports to monitor all its accounts and transactions. Based on its business model only Suspicious Activity Reporting (SARS) is required. Lending Club will establish an aggregate threshold of $6,000 and file a SAR for any lender transaction of $6,000 or greater 30 days after the initial detection. Currently, CTRs (coin and paper money in excess of $10,000); CMIRs (shipping of currency outside the U.S.), or FBARs (dealing with foreign institutions do not pertain to Lending Club’s business.
BSA Recording Requirements and Information Sharing: All records required by BSA are maintained for no less than 5 years. It is also Lending Club’s policy to cooperate with information requests origination from FinCEN. Any requests for information will be directed to the AML Compliance Officer.
AML Compliance Training: The AML Compliance Officer has responsibility for ensuring that Lending Club’s Officers and its employees receive initial and period training.
AUDIT Program: Lending Club will ensure that its compliance program is audited annually either by an internal or third party.

Change History
Date	Version	Author	Summary of Change
4/13/2007	1.0	Wynn Goodchild	Final Version

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I. INTRODUCTION
A. Need for policy
The board of directors and management team of Lending Club Corporation (Lending Club) are opposed to money laundering and any activity that facilitates money laundering or the funding of criminal or terrorist activities. The board and management are committed to complying with all legal requirements and establishing the appropriate policies and procedures to combat these activities. Lending Club understands the importance of educating and holding employees responsible for complying with all established policies and procedures to ensure it does not incur penalties or endanger its reputation.
As part of its compliance program, Lending Club has established policies for Anti-Money Laundering/Terrorist Financing (AML) to ensure it complies with the statutes administered by the Office of Foreign Assets Control (OFAC). This includes applicable requirements under the Bank Secrecy Act (BSA) and the USA Patriot Act of 2001.
These policies have been approved by the senior management and board of directors of Lending Club.
B. Lending Club’s Business
Lending club provides an internet site that facilitates the online lending and borrowing of money among individuals located in the United States. It does not have bricks and mortar locations. No cash transactions are involved; funds move via the Automated Clearing House network between Lending Club’s bank and verified individual bank accounts. The amount that can be borrowed or leant is restricted to $25,000 with a maximum three year maturity period.
II. GENERAL POLICY STATEMENT
It is the policy of Lending Club to comply with all applicable anti-money laundering, terrorist financing, economic sanctions and related requirements, including the BSA, OFAC and Patriot Act requirements.
III. AML COMPLIANCE OFFICER
The board of directors for Lending Club has designated an anti-money laundering compliance officer (AML Compliance Officer) who is responsible for implementing, enforcing, and maintaining these Policies. This person will always be an officer of the company. Currently, John Donovan, Chief Operations Officer is appointed as the AML Compliance Officer.
•	He is responsible for coordinating and monitoring day-to-day as well as ensuring Lending Club employees receive proper training on all AML policies and procedures.

•	He is accountable for ensuring Lending Club creates and maintains records, properly files reports as required by the BSA, the Patriots Act and the OFAC statues.

•	He is responsible for monitoring any new developments and implementing them accordingly.

•	He is responsible for the compliance training program and ensuring all employees are trained in all its procedures and policies.

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•	The AML Officer is the primary contact between Lending Club and the federal regulatory authorities including OFAC, the Department of the Treasury’s Financial Crimes Enforcement Network (FinCEN), and the Federal Bureau of Investigation (FBI).

•	The AML Officer is responsible for reporting to the board on any compliance issues.
IV. AML OVERVIEW
A. Money Laundering Process
Money laundering is the criminal practice of filtering ill-gotten gains or “dirty” money through a maze or series of transactions, so the funds are “cleaned” to look like proceeds from legal activities. Money laundering does not have to involve cash at every stage of the laundering process. Even transactions conducted with a bank might constitute money laundering. Although money laundering is a diverse and often complex process, it involves three independent steps that can occur simultaneously:
Placement. The process of placing, through deposits or other means, unlawful cash proceeds into traditional financial institutions.
Layering. The process of separating the proceeds of criminal activity from their origin through the use of layers of complex financial transactions, such as converting cash into traveler’s checks, money orders, wire transfers, letters of credit, stocks, bonds, or purchasing valuable assets, such as art or jewelry.
Integration. The process of using an apparently legitimate transaction to disguise the illicit proceeds, allowing the laundered funds to be disbursed back to the criminal. Different types of financial transactions, such as sham loans or false import/export invoices, can be used.
B. Assessment of AML Risks for Lending Club
Lenders currently can choose between a one (1) year or three (3) year loan offering. Given the long-term nature of an individual’s relationship with Lending Club, it is probably not the most efficient way for money to be laundered.
Additionally, Lending Club’s website facilitates a diversified transaction whereby each investment made by a lender will automatically be diversified across a variety (typically 20-40) loans.
However, Lending Club remains concerned and will remain vigilant to ensure it creates procedures and policies to mitigate the change.
C. Anti-Money Laundering Prevention Procedures
•	Strong authentication tools are used to authenticate all parties on the system including: SSN checking (lender and borrower); Knowledge Based Authentication (against a borrower’s credit file); and driver’s license verification (borrower).

•	Fractionally disperse loan dollars in smaller increments among multiple borrowers.

•	Continuous monitoring to ensure that one individual is not making multiple requests to borrow money to reduce the dollar amount of a transaction.

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•	Not accepting cash deposits; all funds for Lending Club originate from verified US, dollar denominated bank accounts and are moved via the ACH.

•	Leveraging consumer’s existing US bank relationships; typically all U.S. banks monitor for AML. This provides is an additional layer of protection.

•	Monitor for suspicious transactions that might be linked to a common scheme.
V. OFAC COMPLIANCE
A. Introduction
Lending Club recognizes that the United States has enacted a number of different sanctions with which it must comply directed towards designated countries and individuals. These series of laws targeted against hostile foreign countries and groups are administered by the Office of Foreign Assets Control (OFAC) and are critical to our country’s security. The laws implemented by OFAC regulations (31 CFR 500) are:
•	The Trading With The Enemy Act (TWEA), targeting North Korea and Cuba. Transaction Control Regulations can be found at 50 USC App. 1-44.

•	The International Emergency Economic Powers Act (IEEPA) is aimed at Libya, Iraq, Serbia, Montenegro, Bosnia, UNITA, Iran, terrorism, and narcotics. IEEPA can be found at 50 USC 1701-1706.

•	The Iraqi Sanctions Act (ISA) specifically targets Iraq and can be found at Pub. L. 101-513, 104 Stat. 2047-55.

•	The United Nations Participation Act (UNPA) applies to Iraq, Libya (part), UNITA, Serbia, Montenegro, and Bosnia. The act can be found at 22 USC 287c.

•	The International Security and Development Cooperation Act (ISDCA) is aimed at Iran and can be found at 22 USC 2349aa-9.

•	The Cuban Democracy Act (CDA), 22 USC 6001-10 (relating to Cuba), has the same force of law as TWEA above.

•	The Cuban Liberty and Democratic Solidarity (LIBERTAD) Act, 22 USC 6021-91 (relating to Cuba), has the same fines as TWEA above and codifies the Cuban Assets Control Regulations.

•	The Antiterrorism and Effective Death Penalty Act, enacting 8 USC 219, 18 USC 2332d, and 18 USC 2339b.

•	The Foreign Narcotics Kingpin Designation Act, Pub L. No. 106-120, tit. VIII, 113 Stat 1606, 1626-1636 (1999) (to be codified at 21 USC 1901-1908).

•	The Criminal Code, at 18 USC 1001, provides for five years imprisonment and a $10,000 criminal fine for knowingly making false statements or falsifying or concealing material facts when dealing with OFAC in connection with matters under its jurisdiction.
B. Lending Club Compliance
Policies: To comply with OFAC statues, Lending Club has adopted the following policies and procedures which the AML Compliance Officer is responsible for implementing and monitoring.
Lending Club must not enter into any relationship or provide services (from both a borrower or lender perspective) to any person or entity listed on the blocked Persons List or any person or entity located in or a national of a country on the Sanctioned Country List.
U.S. law requires that assets and accounts be blocked when such property is located in the United States, is held by U.S. individuals or entities, or comes into the possession or control of U.S. individuals or entities.

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As part of its enforcement efforts, OFAC publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups, and entities, such as terrorists and narcotics traffickers designated under programs that are not country-specific. Collectively, such individuals and companies are called “Specially Designated Nationals” or “SDNs.” Their assets are blocked and U.S. persons are generally prohibited from dealing with them. OFAC also has published a list called NS-PLC. This OFAC list contains the names of individuals who are affiliated with terrorist organizations and have been elected to the Palestinian on the party slate of an Foreign Terrorist Organization, Specially Designated Terrorist, or Specially Designated Global Terrorist. Their names do not, however, appear on the SDN List.
Lender: Before any person may lend money through Lending Club, the person must enroll. This starts with a consumer requesting membership. At this preliminary stag, the consumer must provide the following personal information: name; street address; state; and, email address. Their email address is authenticated. If the consumer decides to apply to be a lender, more detailed information is required including: date of birth, phone number, address, social security number and bank account.
Borrower: Before any person may borrow money through Lending Club, the person must enroll. This starts with a consumer requesting membership. At this preliminary stage, the consumer must provide the following personal information: name; street address; state; and, email address. Their email address is authenticated. If the consumer decides to apply to be a borrower, more detailed information is required including: date of birth, phone number social security number, driver’s license number/state, and bank account.
•	Lending Club will reject any Enrollment if the telephone number or the address provided is in a country other than the United States. In addition, any bank account that is linked to a Lending Club account (see Section VI.C.3) must be at a financial institution located in the United States. As a result, persons in countries on the Sanctioned Country List will be excluded.

•	Upon receipt of Enrollment information, Lending Club will conduct a check of the individual against the Blocked Persons List and Patriot Act List. Enrollment is not complete, and the person may not send money or take other action, until the check is complete and Lending Club has determined that there is no match.

•	If there is a potential match with the Blocked Persons List or Patriot Act List, the Enrollment process will be referred to a manual process by the Fraud Prevention and Compliance Team (FPCT). The FPCT will use the information provided by the prospective Enrollee to attempt to determine that there is no match, and will request additional information from the prospective Enrollee if necessary. If the FPCT confirms that there is no match, the Enrollment will be completed.

•	If the FPCT cannot conclude that the potential match with an individual on the Blocked Persons List or Patriot Act List is a false match, it shall immediately notify the AML Compliance Officer.

•	If the AML Compliance Officer cannot conclude that the potential match with an individual on the Blocked Persons List or Patriot Act List is a false match, he shall contact the OFAC hotline and follow any instructions provided by OFAC.

•	Lending Club will not make funds available to or accept funds from a person until the OFAC check is complete, and will not make funds available or accept funds if there is a match with the Blocked Persons List or Patriot Act List, or Sanctioned Country List, until the match is cleared. All funds received by Lending Club that are blocked because of a match with the Sanctioned Country List, the Blocked Persons List, or the Patriot List will be transferred to a segregated, interest-bearing account and will be released only at the direction of OFAC.

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•	The following procedures shall be followed for periodic monitoring:
1.	At least once every calendar month, Lending Club will check its list of enrolled users against the Blocked Persons List and Patriot Act List. If there are any possible matches, Lending Club will follow the procedures in Sections V.C.3 through V.C.6 of these Policies.
2.	Lending Club will block further use of the Lending Club system if it confirms a match with the Blocked Persons List or Patriot Act List, unless otherwise directed by OFAC. Any funds then held by such person will be handled in accordance with Section V.C.7 of these Policies.
•	The follow reporting procedures will be followed, under the direct supervision of the AML Compliance Officer:
1.	Within 10 days of taking any action to reject an Enrollment or block an Enrolled customer because of an OFAC match, Lending Club shall file a report with OFAC. Sample forms are available at: http://www.ustreas.gov/offices/enforcement/ofac/forms/index.html.
2.	The report shall include:
i.	Name and all other information submitted by the person

ii.	Information about any funds transferred to such person

iii.	Description of basis for rejecting transaction

iv.	Date of rejection

v.	Contact information for AML Compliance Officer
3.	A comprehensive report of all blocked transactions through the annual period ended on June 30 of each calendar year shall be filed by September 30 of such year, by the AML Compliance Office. The required form is available at: http://www.ustreas.gov/offices/enforcement/ofac/forms/index.html.
4.	Forms shall be sent to: Office of Foreign Assets Control, Compliance Programs Division, U.S. Treasury Department, 1500 Pennsylvania Avenue NW — Annex, Washington, DC 20220.
•	Lending Club will maintain a master list of vendors and others with whom it does business. Lending Club will check each new person against the Blocked Persons List and Patriot Act List, and will check the entire list at least once each calendar month. Lending Club will not do business with any person or entity that produced a confirmed match on the Blocked Persons List, and will provide reports as set forth above.

•	Records of all blocked Enrollments, and all blocks of existing Enrollees pursuant to periodic checking, and any match of a vendor or other person with a list, shall be maintained for at least 5 years after the date of the blocking. Records shall include copies of reports and any supporting documentation filed with OFAC. Copies of annual reports to OFAC shall be maintained indefinitely.
•	The AML Compliance Officer shall ensure that Lending Club uses updated Blocked Persons and Patriot Act Lists. Lending Club may rely on third-party software and procedures to meet services, the AML Compliance Officer shall be consulted to determine that the requirements of these Policies are met.

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VI. KNOW-YOUR-CUSTOMER (KYC) REQUIREMENTS
A. New Customer Identification
Lending Club management is directed to implement a customer identification program based on a risk-assessment that has been presented to and approved by the Lending Club Board of Directors.
When establishing either a lending or borrowing relationship with a new consumer, Lending Club must perform due diligence to “authenticate” the individual’s financial legitimacy. As a result, consumers who move from membership to either a lending or borrowing status go through additional authentication processes which are performed concurrently with OFAC checking.
B. Lenders
At a minimum, Lending Club will obtain the following information from all new customers. The following information must be entered into Lending Club’s web site as part of the enrollment process:
•	Name

•	Complete address

•	Phone number

•	Date of birth

•	Social Security number

•	Bank Account information

•	Email address.
For consumers who apply to be lenders, in addition to supplying key personal and financial information (see above) their bank accounts are authenticated by an electronic ACH transfer of funds. The amount of this transfer is then validated by the applicant to ensure account ownership. If this is successful, all subsequent funds must be transferred from this validated personal account to their Lending Club account. There is an additional check of their Social Security Number. If both authentication methods are successful, the applicant is now considered verified customer of the Lending Club and can initiate a transfer of fund to create a loan portfolio.
As an additional screen, Lending Club only allows their consumers to be domiciled in the United States. All funding of Lending Club accounts are electronic via the ACH; no cash, check or credit/debit card deposits or remittances are accepted. OFAC screening policies are also part of the KYC procedure as documented in section VII.
C. Borrowers
At a minimum, Lending Club will obtain the following information from all new customers. The information is entered into Lending Club’s web site as part of the enrollment process where the consumer wishes to borrow funds:
•	Name

•	Complete address

•	Phone number

•	Date of birth

•	Driver’s license number / State

•	Social Security number

•	Income

•	Bank Account information

•	Email address.

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For consumers who apply to be a borrower additional verification is required. Their bank account is authenticated by a transfer of funds which is then validated by the applicant to ensure account ownership. The consumer must authorize Lending Club to do a credit check which assigns a credit score to the consumer. This information is also used to verify the identity of the consumer through a process known as Knowledge Based Authentication. As an additional screen, Lending Club only allows their consumers to be domiciled in the United States. All funding of Lending Club accounts is electronic via the ACH. Lending Club will also follow OFAC screening policies as documented in section VI.
D. Overall Summary
Lending Club is under no obligation to enter into a relationship with a lender or borrower if it feels the lending account is being opened for suspicious reasons. As of the current date of this Policy, Lending Club does not have any physical facilities open to the public, all their business is conducted via their Internet site.
VII. BANK SECRECY ACT (BSA) REPORTING REQUIREMENTS
The Lending Club Board of Directors, management, and its employees are committed to implementing policies and procedures that assist in detecting and preventing money laundering or other illegal activities conducted through Lending Club transactions. It is Lending Club’s policy to file reports as required by the BSA.
The title of this federal law, the BSA (31 USC 5311), is actually a misnomer because it imposes recordkeeping and reporting requirements rather than requiring bank secrecy. The law is implemented by regulations promulgated by the Department of the Treasury in 31 CFR 103. The following reporting is required:
•	Suspicious Activity Reporting (SARs)

•	Currency transaction reports (CTRs)

•	Currency and Money Instrument Reports (CMIRs)

•	Foreign Bank and Financial Accounts (FBARs)
A. SARs
The Lending Club will institute procedures and create reports to monitor accounts and transactions for evidence of suspicious or criminal activity. Lending Club will also ensure that all necessary reports are filed with the proper government authority.
•	Large transaction reports. These reports will be set at an aggregate amount of $6,000 or greater so that Lending Club can identify customers who may be structuring transactions to avoid currency transaction report (CTR) reporting or who have unusual activity in their accounts.
•	Incoming and outgoing wire transfers. Lending Club will ensure that all incoming and outgoing wire transfers are originated by or being remitted to US banks domiciled in the United States. It will only accept or disburse electronic ACH US dollar-dominated electronic transactions.

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•	Delinquent loan reports. Although these reports generally receive special attention, management is directed to pay close attention when delinquent loans are suddenly “cured” with no reasonable explanation in the file. Lending Club management must be able to explain a sudden payoff of seriously delinquent account.

•	Any suspected suspicious activity should be immediately referred to the AML Compliance Officer.

•	Upon referral of suspected suspicious activity, the AML Compliance Officer shall investigate and determine whether the facts and circumstances require filing a SAR, or suggest that filing a voluntary SAR is appropriate. The AML Compliance Officer shall also determine whether he should voluntarily report the transaction as possibly relating to terrorist activity, by calling FinCEN’s Financial Institutions Hotline at (800) 556-3974, in addition to filing a SAR. The AML Compliance Officer shall document the investigation, including all steps taken, in writing.

•	The threshold for reporting suspicious activity on a SAR is if the transaction, or a series of transactions, conducted or attempted to be conducted through Lending Club involves funds aggregating at least $6,000. The AML Compliance Officer shall determine whether suspicious activity should be reported voluntarily even where this threshold is not reached.

•	A SAR shall be filed http://www.fincen.gov/forms/f9022-47_sar-di.pdf. The form shall be completed and filed in accordance with the applicable instructions, by the AML Compliance Officer. The SAR shall be filed no later than 30 days after the initial detection of the suspicious activity reported.

•	If he determines it to be appropriate, the AML Compliance Officer shall also contact appropriate law enforcement agencies.

•	The AML Compliance Officer will oversee a group at Lending Club that will develop and implement procedures to deter and detect suspicious activity. These will include real-time limits on the velocity and amount of transfers, as well as analysis of transactions to detect indicia of suspicious activity such as, for example, the use of multiple mobile telephone numbers linked to a single bank account or credit card. The procedures will be reviewed and updated periodically with the input and approval of the AML Compliance Officer.

•	Copies of all SARs filed, and all supporting documentation, shall be retained for at least 5 years after filing of the SAR. The supporting documentation shall be made available to FinCEN and appropriate law enforcement agencies upon request.

•	In no event shall Lending Club, or any officer or director, notify any person that a transaction has been reported through a SAR. Any request for such information, including by subpoena or discovery demand, shall be immediately referred to the AML Compliance Officer.
B. CTRs.
•	It is the policy of Lending Club to file Currency Transaction Reports (CTRs) as required by the BSA, as set forth below. [31 CFR 103.22]

•	It is the policy of Lending Club to not accept or disperse currency (i.e., the coin and paper money of the United States, or its equivalent in a foreign country). Money may be transferred only by electronic ACH transfer from a U.S. bank account. As a result, Lending Club should never encounter the need to file a CTR for currency transactions greater than $10,000.

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•	If this were to change, ensuring CTRs are filed is the responsibility of the AML Compliance Officer. Using (FinCEN Form 104), it must be filed with the appropriate office of the U.S. Treasury no later than 15 days after the date of the transaction (25 days for electronic filers). A report is required not only on individual transactions of more than $10,000 in currency, but also any time there are multiple transactions in any one day which total more than $10,000. The transactions subject to reporting include deposits, withdrawals, exchanges (of checks for cash, for example), or any other transfer, receipt, or delivery of currency by Lending Club.

•	Additionally, Lending Club must report not only the individual conducting the transaction, but also the person on whose behalf the transaction was conducted. For example, reports for currency deposits or withdrawals made for a corporation will include the name of the individual making the deposit or withdrawal as well as the name of the corporation. In addition, if an Lending Club employee involved in the transaction has reason to believe that an individual conducting a reportable transaction is doing so on behalf of another person, the employee will inquire about the individual on whose behalf the transaction is being conducted.
C. CMIRs
•	Currency and Money Instrument Reports (CMIRs) as required by the BSA, are described below. [31 CFR 103.23]. Companies are responsible for filing a CMIR with respect to the transportation, mailing, or shipping (or attempting or causing to do any of the foregoing) of currency or monetary instruments (i.e., traveler’s checks, negotiable instruments that are made payable to bearer, incomplete instruments, and securities in bearer form) in an aggregate amount exceeding $10,000 at one time from any place outside of the United States into the United States, or from the United States to any place outside of the United States.

•	CMIRs must be filed with the appropriate Bureau of Customs and Border Protection officer or with the Commissioner of Customs within 15 days of receipt of the instruments (unless a report has already been filed).

•	Currently, it is the policy of Lending Club not to transport, mail, or ship (or attempt or cause to be transported, mailed, or shipped) currency or monetary instruments from any place outside of the United States to the United States, or from the United States to any place outside of the United States. Therefore, Lending Club does not need to file a CMIR. If this were to change, the AML Compliance Officer would have oversight to ensure this occurred.
D. FBARs
•	It is the policy of Lending Club to file Reports of Foreign Bank and Financial Accounts (FBARs) as required by the BSA, as set forth below if this is ever applicable to its business. [31 CFR 103.24] Currently, Lending Club does not have financial interest in, or signature or signature or other authority over a bank, securities, or other financial account in a foreign country. If this changes, then Lending club will complete and file the appropriate forms.

•	If required, the AML Compliance Officer is responsible for this reporting on behalf of Lending Club’.

•	A FBAR must be filed with the commissioner of the IRS on or before June 30 of each calendar year for foreign financial accounts exceeding $10,000 maintained at any time during the previous calendar year.

•	Records of FBARs shall be maintained for no less than 5 years.

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VIII. BSA Record Keeping Requirements
It is the policy of Lending Club to create and maintain records as required by the BSA. In addition to the keeping of records of reports and supporting documents, as described in Section VII, Lending Club will also create and maintain records as set forth below. Records shall be made available to government agencies as required and permitted by law.
•	Financial Interest in Foreign Financial Accounts. Lending Club shall maintain records of all bank, securities, or other financial accounts in a foreign country in which Lending Club has a financial interest or over which Lending Club has signature or other authority, as set forth below. [31 CFR 103.32]
1.	Records of financial interests in foreign financial accounts shall be maintained by the AML Compliance Officer.

2.	Records shall include the name in which the account is maintained, the number or other designation of the account, the name and address of the foreign bank or other person at which the account is maintained, the type of such account, and the maximum value of such account during each FBAR reporting period.

3.	Records shall be maintained for no less than 5 years.
•	Records of Transfers of More Than $10,000 Outside the United States. It is the policy of Lending Club not to facilitate transfers of more than $10,000. Nevertheless, if such a transfer occurs, Lending Club shall create and retain records as set forth below. [31 CFR 103.33(b), (c)]

•	Lending Club shall create and retain a record of each advice, request, or instruction received or given regarding any transaction resulting (or intended to result and later cancelled if such a record is normally made) in the transfer of currency or other monetary instruments, funds, checks, investment securities, or credit, of more than $10,000 to or from any person, account or place outside the United States.

•	Lending Club shall create and retain a record of each advice, request, or instruction given to another financial institution or other person (located within or without the United States) regarding any transaction intended to result in the transfer of currency or other monetary instruments, funds, checks, investment securities, or credit, of more than $10,000 to a person, account or place outside the United States.

•	The AML Compliance Officer shall have access to such records at all times.

•	Records shall be maintained for no less than 5 years.

•	Records of Transmittals of Funds of $3,000 or More. If an electronic ACH transmittal of funds in amounts of $3,000 or more occurs, Lending Club shall create and retain records as set forth below. [31 CFR 103.33(f)]

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•	For each order for a transmittal of funds of $3,000 or more that Lending Club accepts as the transmitter’s financial institution, Lending Club shall obtain and retain an original or copy, microfilm, or electronic record of the following information:
1.	name and address of transmitter

2.	amount of the transmittal

3.	execution date of transmittal order

4.	payment instructions

5.	the identity of the recipient’s financial institution

6.	as many of the following items as are received by Lending Club in the transmittal order: name and address of the recipient, account number of the recipient, and any other specific identifier of the recipient

7.	any form relating to the transmittal that is completed or signed by the person placing the transmittal order
•	If Lending Club accepts a transmittal order, as an intermediary or as the recipient’s financial institution, it shall retain the original, microfilm, other copy, or electronic record of the transmittal order.

•	If Lending Club initiates a transmittal of funds of $3,000 or more to another financial institution for a customer, or serves as an intermediary in a transmittal of funds, it shall include in the transmittal order:
1.	name and account number of transmitter

2.	address of the transmitter

3.	amount of the transmittal

4.	execution date of transmittal order

5.	the recipient’s financial institution

6.	as many of the following items as are received by Lending Club in the transmittal order: name and address of the recipient, account number of the recipient, and any other specific identifier of the recipient

7.	name and address, or numerical identifier, of Lending Club

8.	Records shall be retrievable by the name of the transmitter and recipient, and the account number of the transmitter and recipient.

9.	Records will be maintained by the AML Compliance Officer.

10.	Records shall be maintained for no less than 5 years.

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X. Information Sharing
•	Information Sharing Between Lending Club and the Government. It is Lending Club’s policy to cooperate with requests for information from FinCEN in accordance with Section 314(a) of the Patriot Act and implementing regulations. [31 CFR 103.100]
1.	On behalf of a federal law enforcement agency investigating money laundering activity, FinCEN may require Lending Club to search its records to determine whether Lending Club maintains or has maintained accounts for, or has engaged in transactions with, any specified individual, entity or organization.

2.	The AML Compliance Officer shall be the designated contact person for any such request by FinCEN.

3.	Upon receipt of such a request, Lending Club shall expeditiously search its records for: (i) any current account maintained for a named suspect; (ii) any account maintained for a named suspect during the preceding twelve months; and (iii) any transaction conducted by or on behalf of a named suspect, or any transmittal of funds conducted in which a named suspect was either the transmitter or the recipient, during the preceding six months, that is required under law or regulation to be recorded by Lending Club or is recorded and maintained electronically by Lending Club. The AML Compliance Officer shall oversee the search and is responsible for reporting back to FinCEN the results of the search.

4.	If Lending Club identifies an account or transaction identified with any individual, entity, or organization named in a request from FinCEN, the AML Compliance Officer will report to FinCEN in a manner and in the timeframe specified by FinCEN.

5.	Lending Club shall not use the information provided by FinCEN for any purpose other than the following: (i) reporting back to FinCEN; (ii) determining whether to establish or maintain an account or engage in a transaction; or (iii) complying with the search request.

6.	Lending Club shall not disclose to any person, other than FinCEN or the federal law enforcement agency on whose behalf FinCEN is requesting information, the fact that FinCEN has requested or has obtained information, except to the extent necessary to comply with the request.

7.	The AML Compliance Officer shall ensure that Lending Club maintains adequate procedures to protect the security and confidentiality of requests from FinCEN for information.

8.	Lending Club is not required to take any future action, or to decline to take action, with respect to the account established for, or a transaction engaged in with, an individual, entity, or organization named in the request, or to decline to establish an account for, or to engage in a transaction with, any such individual, entity or organization. Unless specifically instructed to do so in the FinCEN request, Lending Club is not required to report on future account opening activity or transactions.

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Exhibit H
Third-Party Service Contractors

Third-Party Service Contractor	Service Provided

Partners
Lending Club works closely with industry leaders to offer a comprehensive person-to-person lending platform.
BankServ
BankServ is our financial services processor handling the submission and receipt of our ACH transactions. BankServ supports over 400 banks in 52 countries and operates a PCI-compliant data center.
TransUnion
Credit information is obtained through TransUnion. TransUnion is a global leader in credit and information management with 50,000 customers on six continents, supporting more than 500 million consumers worldwide.

Key Partners
Company Information:
•	Facebook launched an open application in May, in which Lending Club participated. During Lending Club’s first 100 days, Facebook users lent and borrowed over $1 million. This is an important channel, but since then we have opened up our website to the public.

•	Credit.com: Credit.com refers customers to Lending Club based on specific credit criteria. Lending Club also refers non-qualifying customers back to credit.com.

•	Affiliate Partnerships: Lending Club has signed contracts and/or is servicing affiliations including: Non-Commissioned Officers Association (NCOA); Global Travel; Kintera; Coast-to-Coast; Georgia Technical University; Texas Technical University; and is in the very final stages with several other universities. We are continuing discussions with a variety of third parties.